Exhibit 10.27

Dawson James Securities, Inc.

925 South Federal Highway – Suite #600

Boca Raton, FL 33432

September 10, 2009

PERSONAL & CONFIDENTIAL

Mr. Tom Chesterman

Senior Vice President and Chief Financial Officer

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, CA 94608

Dear Tom:

Dawson James Securities, Inc. (“DJSI”) is pleased to act as exclusive placement agent for Bionovo, Inc. (the “Company”, or “Bionovo”) in connection with the proposed offering of the Company’s securities as described in this letter (the “Registered Placement”), subject to the terms and conditions of this letter agreement. We will provide investment banking services to the Company which may include: (i) advising the Company with respect to the proposed structure, terms and conditions of the Registered Placement and (ii) reviewing publicly-available documents to advise whether the Company has an appropriate capital structure given its market opportunity, with the understanding that DJSI may advise changes in the Company’s capital structure as a result of this review and present strategies to effect such changes. The purpose of this letter is to memorialize the terms of our engagement by the Company.

1.    Transaction Summary. During the term of this engagement, as defined in paragraph 7, DJSI will be the exclusive placement agent to the Company with respect to the Registered Placement of approximately $20 million newly issued common stock and warrants, plus an over-allotment option of up to 15% of such amount (to the extent such common stock and warrants are offered together, the “Units” and collectively, the “Securities”) pursuant to a registration statement on Form S-1 which may be amended and supplemented (as amended and supplemented, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”). The specific terms of the Registered Placement will depend on the results of DJSI’s due diligence, as well as market conditions, and will be subject to negotiation between the Company and DJSI.

2.    Best Effort. It is understood that DJSI’s involvement is strictly on a best efforts basis and that the consummation of the Registered Placement will be subject to, among other things, market conditions.

3.    Interim Activity. Except (i) in connection with (a) the exercise of warrants and options outstanding prior to the closing of the Registered Placement and (b) the Company’s grant

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September 10, 2009

of options to its officers, directors, employees, and consultants under its stock option plan, and (ii) as contemplated by this letter agreement, the Company will not directly during the term of this engagement, without DJSI’s prior written consent sell more than 1,000,000 shares of capital stock or issue warrants or options.

Notwithstanding the foregoing and the exclusive nature of this engagement, DJSI hereby acknowledges and agrees that during the term of this engagement, the Company may assist with the identification of one or more other persons or entities to act as potential selected dealers for the distribution by DJSI of the securities to be sold in the Registered Placement.

4.    Information Provided to DJSI. In connection with our engagement, the Company has agreed to furnish to DJSI, on a timely basis, all relevant information needed by DJSI or its advisors or legal counsel to perform under the terms of this letter agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement. In that regard, we acknowledge that we are aware of our responsibilities under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, rules and regulations with respect to insider trading.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company that is included in the Registration Statement will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change or furnish us with additional information.

5.    Company Representations. The Company hereby represents and warrants to DJSI that the Company will:

(a)    Issue a press release as soon as possible following the pricing of the offering upon agreement by the Company and DJSI. To the extent permissible under Rule 134 under the Securities Act of 1933, as amended (the “Securities Act”), such press release will include the number and price of the Securities offered, the number of and

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September 10, 2009

exercise price of the warrants sold as part of the Units and the gross proceeds from the Registered Placement.

(b)    On the Closing Date (including any Closing Date for the exercise of the over-allotment option), cause outside counsel to the Company to deliver an opinion to DJSI regarding such matters as DJSI shall reasonably request, including the following (i) good standing in all jurisdictions where it does business, (ii) the shares included in the Units, the shares issuable upon exercise of warrants included in the Units, the shares issuable upon exercise of the warrants to be issued to DJSI, and all other shares of common stock sold in the Registered Placement are, or will be upon receipt of payment therefore, duly authorized, validly issued, fully-paid and nonassessable, (iii) the Registered Placement has been duly authorized by the Board of Directors and, provided that the Registered Placement is considered a “public offering” under the listing maintenance rules and regulations of Nasdaq, is not subject to stockholder approval, (iv) the Registered Placement does not conflict with or require notice under the Company’s bylaws or charter or any material agreement to which the Company is a party and which the Company has filed as an exhibit to the Registration Statement pursuant to Item 601(b)(10) of Regulation S-K, and (v) the Registration Statement complies as to form in all material respects with the Securities Act and the rules and regulations related thereto.

(c)    Prior to the consummation of the Registered Placement, obtain written lock-up agreements restricting the Company, it Officers and its Directors from directly or indirectly selling, offering, contracting or granting any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares, options or warrants to acquire the Company’s common stock, or securities exchangeable or exercisable for or convertible into the Company’s common stock currently or hereafter owned by them either of record or beneficially, or publicly announce an intention to do any of the foregoing. This restriction terminates after the close of trading of the shares on and including the 90 days after the Closing Date. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless DJSI waives, in writing, such an extension. DJSI may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements.

(d)    Prior to the initial filing of the registration statement, all officers and directors of the Company shall execute NASD questionnaires. The Company shall use its

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reasonable commercial efforts to have each holder of more than 5% of the Company’s outstanding common stock execute NASD questionnaires.

(e)    Other than DJSI, Raphael Capital Partners, HealthPro Bioventures, and Cowen & Company, no FINRA member has provided investment banking, financial advisory and/or consulting services to the Company during the 180 day period prior to filing the Registration Statement, nor is any FINRA member expected to provide such services during the 90 day period following completion of the Registered Placement; provided, however, that none of the foregoing other than DJSI have or will provide such services to the Company in connection with the Registered Placement, nor have or will they be compensated by the Company in connection with the Registered Placement.

6.    Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company.

DJSI has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. Except as provided in this letter, we have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, DJSI shall not be required to render any advice or reports in writing or to perform any other services.

7.    Term of Engagement. Our representation on an exclusive basis will continue for a period of three (3) months from the date first set forth above; however, either party may terminate the relationship at any time upon 15 days prior written notice to the other party; provided, that no such expiration or termination will effect the matters set forth in Section 9-18 of this letter agreement and reimbursement of legal expenses pursuant to Section 8(a).

8.    Fees and Expenses.

(a)    Upon signing of this letter agreement, DJSI will be paid a cash deposit of $10,000 (the “Deposit”) against actual out-of-pocket expenses; any unused amounts of the Deposit will be returned to the Company along with appropriate documentation of amounts expended promptly upon demand by the Company in writing. The Company shall also reimburse DJSI for any legal expenses incurred in connection with the Registered Placement up to $40,000. Upon the closing of the Registered Placement, the Company will also pay DJSI a non-accountable expense allowance equal to 3.0% of the gross proceeds (excluding any exercise of an over-allotment option) received from the Registered Placement. For clarification, if the Registered Placement is not consummated, DJSI will be reimbursed for up to $40,000 of legal expenses incurred pursuant to this Section 8(a) and only reasonable out of pocket expenses, each upon presentation of appropriate documentation of amounts incurred or expended.

(b)    Compensation for our investment banking services will be as follows:

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September 10, 2009

(i)    Transaction Fee. Upon closing of the Registered Placement, the Company will pay DJSI a transaction fee in cash (the “Fee”) in an amount equal to 6.0% of the gross proceeds received from sale of its Securities. DJSI agrees that the Fee is contingent on the closing of the Registered Placement, and that the Company will not be obligated to pay the Fee unless the Registered Placement is completed.

(ii)    Transaction Fee Warrants. Upon closing of the Registered Placement, the Company will issue DJSI warrants to purchase 8% of the common stock sold in the Registered Placement with an exercise price equal to 125% of the price of the Units divided by ten. The warrants will have a term of five (5) years and will be exercisable on a cashless basis after six (6) months from the Closing Date of the Registered Placement.

(iii)    Over-Allotment Option. If all or a portion of the 15% over-allotment option is exercised and closed, DJSI shall also receive (i) a transaction fee equal to 6% of the gross proceeds received upon exercise of the over-allotment option and (ii) a warrant exercisable for a number of shares of common stock equal to 8% of the common stock sold upon exercise of the over-allotment option with an exercise price equal to 125% of the price of the Units sold in the over-allotment option divided by ten. This warrant shall be subject to the other terms and conditions of the transaction fee warrant.

(c)    All warrants issued to DJSI shall be subject to the following additional terms and conditions.

(i)    The DJSI warrants shall not have anti-dilution terms that allow DJSI and related persons to receive more shares or to exercise at a lower price than originally agreed upon at the time of the Registered Placement when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event.

(ii)    The DJSI warrants shall not have anti-dilution terms that allow DJSI and related persons to receive or accrue cash dividends prior to the exercise or conversion of the DJSI warrants.

(iii)    For a period of six months after the issuance date of the DJSI warrants (which shall not be earlier than the closing date of the Registered Placement), neither the DJSI warrants nor any warrant shares issued upon exercise of the DJSI warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Registered Placement, except the transfer of any security as permitted by the FINRA rules.

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(iv)    The DJSI warrants shall include any other terms and conditions, or any modifications to the above terms and conditions, as may be required under the FINRA rules.

(v)    Except as set forth above, the warrants issued to DJSI shall have terms identical to those sold to the investors in the Registered Placement.

(d)    The Company acknowledges and agrees that it will be responsible for, and shall pay all of the Company’s costs and expenses related to the purchase, sale and delivery of its Securities in the Registered Placement. This includes, without limitation, all fees and expenses of filing with the SEC and FINRA, all Blue Sky fees and expenses, fees and disbursements of counsel and accountants for the Company, printing costs, and any Company specific road show costs and expenses of Company management and/or staff. DJSI will have the right of first refusal to provide investment banking services (at least as co-manager of any offering) for any sales by the Company of equity or equity-linked securities where any placement agent or underwriter is used, primarily for capital raising purposes during the 12 months following the closing of the Registered Placement and on terms and conditions customary for similar transactions; provided that there shall be no obligation of the Company to utilize the services of DJSI (or compensate DJSI) in the event the Company conducts such offering or placement without a placement agent or underwriter.

9.    Indemnity and Contribution. The parties agree to the terms of DJSI’s standard indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph 9 shall survive any termination of this letter agreement.

10.    Other Business. The Company understands that if DJSI is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions.

11.    Other DJSI Activities. DJSI is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DJSI or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in a Registered Placement with the Company. DJSI represents that there are no existing agreements between DJSI and any of the Company’s stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

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12.    Compliance with Applicable Law. In connection with this engagement, the Company and DJSI will comply with all applicable federal, state and foreign securities laws and other applicable laws.

13.    Independent Contractor. DJSI is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and DJSI or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which DJSI has provided services hereunder shall be solely those of the Company, and DJSI shall have no liability relating thereto or arising therefrom. It is understood that DJSI’s responsibility to the Company is solely contractual in nature and that DJSI does not owe the Company, or any other party, any fiduciary duty as a result of its engagement. DJSI shall maintain a detailed record of potential purchasers that received a preliminary prospectus during the offering.

14.    Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of DJSI and their respective successors, assigns and parent companies.

15.    Announcements. The Company grants to DJSI the right to place customary announcement(s) of this engagement (following completion of the Registered Placement) in certain newspapers and to mail announcement(s) to persons and firms selected by DJSI, and all costs of such announcement(s) will be borne by DJSI. DJSI agrees that all such announcements shall be made in compliance with federal and state securities laws, and subject to approval by the Company.

16.    Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

17.    General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of

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competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

18.    Nondisclosure. The Company agrees that any information or advice (other than any information or advice relating to the U.S. tax treatment and U.S. tax structure of any transaction) rendered by DJSI or any of DJSI representatives in connection with this engagement is for the confidential use of the Company and its agents, advisors and representatives only and the Company will not, and will not permit any other third party to, disclose or otherwise refer to such advice or information or to DJSI in any manner without the prior written consent of DJSI.

If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to DJSI.

Very truly yours, DAWSON JAMES SECURITIES, INC.

By:	/s/ Joseph E. Balagot
Joseph E. Balagot Senior Managing Director, Investment Banking

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

BIONOVO, INC.

By:	/s/ Tom Chesterman
Tom Chesterman Senior Vice President and Chief Financial Officer